Exhibit 99.2

Hewitt Associates

First Quarter Fiscal 2006

February 6, 2006

Genny Pennise, Investor Relations

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and John Park, Hewitt’s CFO.

Before we get started, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our 2002, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to U.S. GAAP.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question, out of courtesy to others. Now I’ll turn it over to Dale.

Dale Gifford, Chairman and Chief Executive Officer

Good morning, everyone. Thank you for joining us. I’m going to spend a few minutes speaking to the highlights of the quarter, and then turn it over to John. I know that many of you are very anxious to get to know and to hear from him. Overall, we are quite pleased with the results of the quarter and remain confident in the outlook for the remainder of the year.

All in, on a reported basis, net revenues met our expectations, coming in at $701 million, a decline of 1% over the prior-year first quarter. After excluding the decline in third-party supplier revenues, acquisitions, and the effects of currency, net revenues grew 2%. As expected, the termination of the Bank of America contract represented a $20MM reduction in direct revenue year-over-year. Including the impact of a couple of items that I’ll speak to in a moment, reported earnings declined 7%, to $32 million. And core earnings for the quarter met our expectations, coming in at $34 million.

John’s going to speak to our segment performance in greater detail. But at a high level, in the quarter, a low-single digit decline in Outsourcing revenue growth met our expectations, and we were quite pleased with the strong numbers that Consulting posted for the quarter – with revenue growth coming in at 6% on a reported basis – or 9% on an organic, constant currency basis – and Consulting margins improved by over 300 basis points over the first quarter of 2005. As you recall, we’ve modified our segment reporting to better reflect some of the changes made to our structure. John will speak to this further when he covers our segment results.

Our results in the first quarter did include the impact of a couple of unusual items. First, one of our early HR BPO clients notified us late in the quarter of their intent to terminate their contract with us. We are currently in discussions with the client regarding the outcome of the situation. Our first quarter results include a $10 million non-cash charge related to the recognition of previously deferred direct implementation costs and revenue related to that contract.

The other item that impacted our bottom line in the quarter was a $7 million non-operating non-cash gain related to the contribution of our retirement and financial management business in Germany to a German actuarial firm in exchange for an increased investment in that business. This was a strategic move to strengthen our presence in this very important market.

It’s also worth noting that stock-based compensation was $11 million higher year-over-year, including $3 million of stock option expense resulting from the adoption of FAS 123(R).

Keeping these factors in mind, we feel that the underlying fundamentals of the business are quite strong, and we’re off to a good start to the year.

I’d like to update you on what we’re seeing in the marketplace today, beginning with demand.

The momentum in Consulting that we experienced at the end of fiscal 2005 has carried in to the new fiscal year. We are seeing strong demand across Consulting, particularly for our executive compensation consulting services, our actuarial services, and our health management services.

As it relates to Outsourcing… This morning we announced that we’ve signed a letter of intent with a new client, yet to be named, to provide a broad range of HR BPO services. We are completing the due diligence process now and will provide additional details at contract signing. We are pleased to be able to demonstrate continued momentum in the marketplace, and are very excited about this client in particular given the competitive process through which we were selected, and the way it will enhance our global footprint.

We continue to see strong activity in the marketplace, although the sales cycle has lengthened a bit, with few new deals in the industry announced in the last few months. We remain confident in our target of 7-to-10 contracts for the year. As always, the timing of wins will be uneven. And as we’ve said in the past, we are taking a highly disciplined approach to the deal review process, pursuing only those deals which meet our strategic and financial parameters.

While we would still characterize the HR BPO market as very competitive, pricing does remain rational. Our clients are looking at the decision to outsource HR very holistically – more heavily weighting such factors as increased efficiency, relief from administrative burden, ability to focus on their core business, and improved service to employees, in addition to cost, which is still the primary driver. So while we’ll always strive to be price competitive, we continue to feel that we have a true market advantage given our extensive expertise in HR, and the comprehensive and flexible nature of our offer, which allows us to best meet our clients’ varied needs.

Turning to the backlog and pipeline. During the quarter, we converted more than $60 million from pipeline to backlog. We now have more than $220 million of annualized revenue in backlog, compared to the nearly $180 million of annualized revenue in the backlog at the end of the fourth quarter. More than 65% of the current backlog is related to HR BPO services, with the remainder related to stand-alone benefits services.

There are a couple of large stand-alone benefit wins reflected in the backlog – including one very large 3-service win – serving as continuing evidence that there still is a healthy market for stand-alone benefits services. In addition, we continue to expect that most of our HR BPO contracts will include benefits services.

In terms of pipeline, we now have more than $300 million of annualized Outsourcing revenues in the pipeline, compared to the nearly $330 million in the pipeline at the end of the fourth quarter. More than 65% of the current pipeline is related to HR BPO with the remainder from stand-alone Benefits services.

We went live with 1 HR BPO client in the quarter, representing about 12,000 employees. So, in total, as of the end of the first quarter, we were live and recognizing revenue on HR BPO services for 25 clients, covering about 700,000 employees.

We were very successful in the quarter renewing some important contracts across the outsourcing business. In addition, we’ve recently entered in to a revised contract with BP. Under the new contract, we will be providing HR BPO services including benefits, payroll, and training and recruiting to more than 70,000 of BP’s employees in the US and UK through 2008. We are pleased to be continuing our partnership with BP. We also had particularly strong success with benefits renewals in the quarter.

Finally, I’d like to comment on our cost structure initiatives. Included in our plan for the year are significant cost improvement targets aligned with our operational effectiveness and profitability objectives. These are largely driven by the previously announced changes to our benefits, our internal restructuring, procurement leverage, global sourcing, and improved real estate utilization. We are on track to achieve these, progressing well in all targeted areas. Additionally, we are aggressively working on plans for additional efficiencies within our business segments and shared service practices.

So with that, I’m pleased to introduce John Park. As most of you know, John was most recently CFO and acting president of Orbitz. He has also held senior financial roles at other companies, including Sears, Diageo, and PepsiCo. He brings a diversity of experience in financial and business strategy, and will be a strong partner with us, particularly as we focus on delivering solid results to our investors.

John…

John Park, Chief Financial Officer

Thanks, Dale. And good morning to all of our stockholders and analysts. I’m excited to be addressing you this morning for the first time as Hewitt’s CFO. I am happy to report that I have spent the last couple of months confirming what I thought would be so exciting about being a part of Hewitt. We have a solid base of business activity and profitability in both the stand-alone benefits outsourcing and consulting areas. And the HR BPO business, in particular, is well poised to be a catalyst for significant growth in shareholder value for the Company. With each day that passes, we are gaining more and more traction in turning our market leadership in this dynamic segment into strong profitable growth.

Like the rest of our leadership team, I am encouraged by our first quarter results. Dale commented briefly on the performance of our business segments. Let me dig in to those a bit further.

As was mentioned last quarter, as a result of our recent reorganization, we have modified our segment reporting to better reflect changes that we’ve implemented in our structure. The reclassifications fall in to three broad buckets – those related to the structure of our client management and sales function, changes made to our shared services practices, and some business unit transfers. To make these year-over-year comparisons more understandable, we’ve posted a slide on our web site that reconciles the prior year numbers on the old reporting basis to those on the new basis. I’ll refer you to the site for the details. In short, the most significant change was the reclassification of a net $50 million of costs from unallocated shared services to the segment to which the costs relate. We are reporting on the new basis starting this quarter, and going forward.

So, on this new basis, Outsourcing revenues declined 3% as a result of the expected reduction in third-party revenues, but were flat on a direct basis. Growth in the benefits business, driven by increased services to new and existing clients and one-time project work, and to a lesser extent, an increase in services to new HR BPO clients, was offset by a $20MM reduction in direct revenue year-over-year as a result of the Bank of America contract termination.

Outsourcing margins of 8.6% were down year-over-year, compared to 11.7% in the prior-year quarter. The decline was due to a number of factors. First, as Dale referred to a moment ago, we did incur a $10 million non-cash charge related to the notification of an HR BPO contract termination. Let me spend just a moment to expand on the circumstances surrounding this potential termination. First, it’s worth emphasizing that this is a contract that was signed prior to the Exult merger. We have learned a lot since then, in terms of both the types of customers that we can be successful with, and the pricing that is appropriate to drive long-term shareholder value. Secondly, our contracts are structured to include termination provisions. This contract is no exception, and a termination fee will be recorded upon receipt. At this point, we are not aware of any other contracts in our HR BPO portfolio that present risk of early termination. In addition, margins were impacted by $7 million of severance expense related to selected staffing reductions. The reductions are expected to result in between $15 to $20 million of total annualized savings. Finally, we recorded higher stock-based compensation expense as compared to the prior-year quarter. Excluding the over 400 basis point impact on margins from these items, Outsourcing margins increased. Benefits margins were higher year-over-year as a result of increased efficiencies at the client level in part driven by global sourcing, and an increase in profitable one-time project work. In addition, as expected, the profitability of our oldest HR BPO contracts improved.

Our Consulting segment revenues grew 6% in the quarter, or 9% on an organic, constant currency basis. Within Consulting, on an organic, constant currency basis, retirement and financial management consulting grew in the mid-single digits, health management grew in the mid-teens, talent and organization consulting grew in the low-double digits, and our communications consulting practice grew in the high-single digits. As Dale mentioned, across the board strength was driven by global demand for our talent-related consulting services, higher amounts of actuarial work, and strength in healthcare consulting.

Consulting operating margins were 21.4% in the quarter, compared to 18.3% in the prior-year quarter. The improvement was due to higher revenues as well as lower operating costs across the segment. Stock-based compensation expense had a nearly 300 basis point negative impact on Consulting margins.

Now I’d like to speak to some highlights of our consolidated results.

Core operating income, which to remind you excludes the expense for the one-time IPO-related grant of restricted stock, decreased 19% in the first quarter, to $54 million, compared to $66 million in the prior-year quarter. Core operating margin was 7.7%, compared to 9.3% in the first quarter of 2005. This decline was driven by a decline in outsourcing margins and higher unallocated shared service costs relative to revenue, offset by improvement in Consulting margins. The higher unallocated shared services costs relative to revenue was driven primarily by higher stock-based compensation.

Our effective income tax rate was 41% for the quarter. For the full year, we continue to forecast a rate below last year’s rate of 39%.

Let me turn to cash flow. Cash flow from operations was $104 million for the quarter, compared to $51 million in the first quarter of 2005. Free cash flow was $86 million, which compared to $19 million in the prior-year quarter. The significant increase in free cash flow was driven primarily by lower incentive compensation paid in the current period as compared to the first quarter of 2005, and a prepayment for a full year of services from one of our larger HR BPO clients. Continued investment in new HR BPO clients only partially offset the increase. Much of the year-over-year change in the first quarter was driven by timing. I’ll speak to our expectations for the full year in just a moment.

Capital expenditures were $18 million in the first quarter versus $32 million in the prior-year quarter. This is comprised of property and equipment, including a new facility in Charlotte, and software. Capex was lower year-over-year mostly as a result of timing, again.

It should not come as a surprise to you that my highest priority as the new CFO has been to gain a strong understanding of the economics of our exciting HR BPO portfolio and, ultimately, communicate our progress to you in a consistent and meaningful way.

Last year, we had indicated that an operating margin approaching 20% was a reasonable target for the life of our HR BPO contracts. After this review process, we remain confident that an operating margin of about 20% is an achievable target over the life of contracts that we are currently signing or considering. With respect to our current portfolio, and specifically related to the contracts signed in fiscal 2005 – our assessment indicates that most of these contracts will achieve or exceed our target, but there are some that will fall short of our margin expectations, bringing the operating margins of this group on average to the mid-teens on a comparable basis.

Adjusting for the new segment reporting that I spoke to you about earlier and the impact of expensing stock-based compensation, our target for contracts that we sign today is closer to the mid- to high-teens versus the 20% that I previously mentioned. On this adjusted basis, we now expect contracts signed in 2005 in aggregate to generate margins on average in the low-double digits.

I would like to emphasize again that based on our learnings in 2005 and our continued progression along the experience curve, we have an enhanced deal evaluation approach that allows us to be comfortable reaffirming our original margin expectations for contracts we are now signing, adjusted for the accounting-related items I just detailed.

You’ve asked for an MP HRO metric that allows you to track the actual operating performance of the business. We are working to find the most useful and transparent way of presenting the data and look forward to providing it at our investor day in March.

I would, at this point, also reiterate our prior expectation for the HR BPO business to break even in late 2007 / early 2008.

Now, turning to guidance. For the total Company, for fiscal 2006, we continue to expect direct revenue to grow in the mid-single digits. Total net revenues will be flat due to a substantial reduction in third-party revenues. We expect both direct Outsourcing and Consulting revenue to grow in the mid-single digits. We expect core operating margins to be about 9% for the year, comprised of Outsourcing segment margins of about 10% - 11% (versus 8.6% on a restated basis in the prior year), Consulting segment margins of 21% - 22% (and again on a restated basis was 24.5% in the prior year), and unallocated shared services costs of about 5% of net revenue (and in 2005 on a restated basis was 4.3% of net revenue). I want to point out that our expectations for the segments reflect the changes made to our segment reporting that I referred to earlier. All in, we are reiterating our expectations for core earnings for the full year of between $145 and $150 million, including about $45 million of pretax stock-based compensation expense. We continue to expect free cash flow for the year of approximately $200 to $220 million.

For the second quarter, we are expecting a low- to mid-single digit decline in total company revenue growth, and core earnings of about $28 to $31 million.

With respect to the long-term targets introduced last quarter, over the subsequent 2-3 years beyond fiscal 2006, we are continuing to target annual revenue growth of around 10%, and core operating margins moving toward 11%, which we’d expect to grow to higher levels in subsequent years.

So, with that, I look forward to meeting and working with many of you in the future. I’d now like to turn it over to the operator so we can take your questions.

Dale Gifford, Chairman and Chief Executive Officer

In conclusion, I’d like to reiterate our primary objectives for this year – to drive continued operational and financial performance improvement, to continue to aggressively work our cost structure, and to focus on the development and engagement of our associates. We’ve made important progress in many areas in the first quarter, and will continue to work diligently on our priorities throughout the rest of the year.

I want to reiterate our management team’s confidence about the long-term prospects for our business. We have a strong leadership position in the emerging HR BPO marketplace today, and are tightly focused on the execution of the financial targets we’ve set, as well as on the continued delivery of high-quality service to our clients.

We look forward to reporting our continued progress to you in the quarters to come.

With that, I thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.